Exhibit 2.1

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement (the “Amendment”) is entered into as of May 5, 2015 (the “Amendment Effective Date”), by and among PCTEL, Inc., a Delaware corporation (“Buyer”); Nexgen Wireless, Inc., an Illinois corporation (“Seller”); Bhumika Thakkar 2012 Irrevocable Trust Number One, Bhumika Thakkar 2012 Irrevocable Trust Number Two, and Jigar Thakkar (collectively the “Shareholders”), and Bhumika Thakkar (collectively with Seller and the Shareholders, the “Seller Parties”). Buyer and the Seller Parties are referred to collectively herein as the “Parties” and individually herein as a “Party.” This Amendment amends that certain Asset Purchase Agreement, dated as of February 27, 2015, by and among the Parties (the “Existing APA” and as amended by this Amendment, the “Amended APA”).

Recitals

A. Subsequent to the closing of the transactions contemplated by the Existing APA, Samsung Electronics America, Inc., the successor in interest to Samsung Telecommunications America, LLC (the “Key Customer”), terminated that certain Contractor Services Agreement, retroactively effective as of October 1, 2011, between the Key Customer and Seller (the “Key Customer Contract”), with such termination effective as of April 30, 2015.

B. As a result of the termination of the Key Customer Contract, the Parties have agreed to settle and release certain claims of Buyer and to modify the Existing APA to adjust the total consideration payable by Buyer to the Seller Parties under the Existing APA and to address various other matters as set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I: REPRESENTATIONS AND WARRANTIES OF

THE SELLER PARTIES

The Seller Parties, jointly and severally, hereby make the following representations and warranties to Buyer:

1.1 Organization. Seller is a corporation, duly incorporated, validly existing, and in good standing under the laws of the State of Illinois. Each of the Bhumika Thakkar 2012 Irrevocable Trust Number One and the Bhumika Thakkar 2012 Irrevocable Trust Number Two has been validly established and is validly existing in accordance with the respective trust documents listed in Schedule 5.1(b) to the Existing APA.

1.2 Authorization; Enforceability. This Amendment constitutes the valid and legally binding obligation of the Seller Parties, enforceable in accordance with its terms and conditions. Upon the execution and delivery by the Seller Parties of this Amendment and all other agreements, documents and instruments to be executed and delivered in accordance with the terms of this Amendment (collectively, the “Seller Amendment Documents”), the Seller Amendment Documents will constitute the valid and legally binding obligation of the Seller Parties that are party thereto, enforceable in accordance with their respective terms. Seller has the full corporate power and authority to execute and deliver this Amendment and Seller Amendment Documents and to perform its obligations under this Amendment and under each of the Seller Amendment Documents to which it is a party. Seller has taken all necessary corporate action to authorize and approve the execution, delivery and performance of this Amendment and the Seller Amendment Documents to which it is a party, which have been duly authorized and executed by a duly authorized officer of Seller. None of the Seller Parties are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Applicable Authority in order to consummate the transactions contemplated by this Amendment.

1.3 No Violation. Except as set forth in Schedule 5.4 to the Existing APA, neither the execution and the delivery of this Amendment or any of the Seller Amendment Documents, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any Law to which any of the Seller Parties may be subject, (b) violate any provision of the articles of incorporation, by-laws, trust documents, or other governing documents of any of the Seller Parties, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller Party is party or by which any Seller Party is bound or to which any Seller Party’s assets are subject.

ARTICLE II: REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to the Seller Parties:

2.1 Organization. Buyer is a corporation, duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

2.2 Authorization; Enforceability. This Amendment constitutes the valid and legally binding obligations of Buyer, enforceable in accordance with its terms and conditions. Upon the execution and delivery of the other agreements, documents and instruments to be executed and delivered by Buyer in accordance with the terms of this Agreement (collectively, the “Buyer Amendment Documents”), the Buyer Amendment Documents will constitute the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Buyer has the full corporate power and authority to execute and deliver this Amendment and the Buyer Amendment Documents and to perform its obligations under this Amendment and under each of the Buyer Amendment Documents to which it is a party. Buyer has taken all necessary corporate action to authorize and approve the execution, delivery and performance of this Amendment and the Buyer Amendment Documents to which it is a party, which have been duly authorized and executed by a duly authorized officer of Buyer. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Applicable Authority in order to consummate the transactions contemplated by this Amendment.

2.3 No Violation. Neither the execution and the delivery of this Amendment or any of the Buyer Amendment Documents, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate any Law to which Buyer is subject, (b) violate any provision of Buyer’s certificate of formation, or other governing documents, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

ARTICLE III: AMENDMENTS TO EXISTING APA

3.1 Additional Purchased Assets.

(a) The following Accounts Receivable are hereby deleted from Schedule 2.2(l) to the Existing APA:

(i) Accounts Receivable for Invoice STA242 in the amount of $398,000; and

(ii) Accounts Receivable for Invoice STA246 in the amount of $421,000.

(b) The Accounts Receivable listed in Section 3.1(a) of this Amendment are hereby included in the Purchased Assets acquired by Buyer pursuant to the Existing APA; provided that such Accounts Receivable shall not be included as Purchased Assets in the calculation of Net Working Capital.

3.2 Earn-Out Adjustment.

(a) Section 10.2 (Earn-Out Period and Amount) of the Existing APA is hereby deleted in its entirety, and replaced with the following:

“(a) There shall be one earn-out period commencing on January 1, 2016 and concluding on December 31, 2016 (the “Earn-Out Period”).

(b) The Earn-Out Consideration will be payable in the manner provided below based on the aggregate amount of gross revenue generated by Buyer from (i) Meridian software licensing; (ii) subscriptions to a Meridian portal that has been populated with network data; and (iii) specific customization of Meridian or other software-related network analytics (excluding revenue for services) (the “Meridian Revenue”) during the Earn-Out Period.

(c) If the Meridian Revenue during the Earn-Out Period is $1,000,000, the Earn-Out Consideration payable by Buyer shall be $250,000. If the Meridian Revenue during the Earn-Out Period is $1,500,000, the Earn-Out Consideration payable by Buyer shall be $500,000. If the Meridian Revenue during the Earn-Out Period is $2,000,000, the Earn-Out Consideration payable by Buyer shall be $1,000,000. If the Meridian Revenue during the Earn-Out Period is in between the target amounts set forth in this Section 10.2(c), the Earn-Out Consideration payable by Buyer shall be pro-rated based on the amount of Meridian Revenue during the Earn-Out Period relative to the next target amount.”

(b) The first sentence of Section 10.3 of the Existing APA is hereby deleted and replaced with the following:

“As soon as practicable but no later than thirty (30) days from and after the conclusion of the Earn-Out Period, Buyer shall prepare and deliver to Seller a statement (“Earn-Out Statement”) setting forth the computation of the Meridian Revenue during the Earn-Out Period and the Earn-Out Consideration earned by the Seller.”

(c) Section 10.7 of the Existing APA is hereby deleted in its entirety, and replaced with the following:

“Upon the occurrence during the Earn-Out Period of (i) a termination by Buyer of Mr. John Thakkar without Cause apart from a Change of Control, (ii) a Voluntary Termination for Good Reason, (iii) Change of Control, or (iv) death or Disability of Mr. Thakkar, the entire amount of the Earn-Out Consideration ($1,000,000) shall become immediately due and payable to the Seller, whether or not such Earn-Out Consideration has been fully earned in accordance with the provisions of this Article X.”

3.3 Analytics Group. The definition of “Analytics Group” in Section 1.1 of the Existing APA is hereby deleted in its entirety and replaced with the following:

“Analytics Group” means Buyer’s Network Analytics Group, a subgroup of Buyer’s RF Solutions Group, which is a reporting segment of Buyer under GAAP.

3.4 Agreement Regarding Indemnification. In addition to the release of claims and other provisions of Article VI below, the Parties acknowledge and agree that the Cap on indemnification set forth in Section 9.2 of the Existing APA has been reached, and accordingly, no further Damages shall be recoverable by the Buyer Indemnitees from the Seller Parties for (a) any alleged inaccuracy in or breach of any representation or warranty made by any Seller Party to Buyer in the Existing APA or any Ancillary Agreement (except in cases of fraud or intentional misrepresentation, provided that it is acknowledged and agreed by Buyer that termination of the Key Customer Contract and/or that certain Replication Agreement of Contractor Services Agreement, NexGen-SDSA, dated January 15, 2014 between Seller and SDS America, Inc. (the “Replication Agreement” and together with the Key Customer Contract, the “Key Customer Contracts”) does not constitute fraud or intentional misrepresentation); (b) any alleged breaches by any Seller Party, or failure of any Seller Party to comply with, any covenants or obligations under the TSA, the Existing APA (except Sections 8.1, 8.2 and 8.3) and any Ancillary Agreement to be performed by such Seller Party; and (c) claims related to termination of a Key Customer Contract, including any claim of fraud or intentional misrepresentation by a Buyer Indemnitee with respect to termination of a Key Customer Contract. Notwithstanding the foregoing, nothing contained in this Amendment shall constitute an acknowledgement by the Seller Parties of any breach of any representation, warranty or covenant contained in the Existing APA or any Ancillary Agreement.

ARTICLE IV: DELIVERIES

The Parties hereby further agree as follows:

4.1 Escrow Disbursement. Concurrently with the execution of this Amendment, Seller and Buyer shall execute and deliver a joint letter of direction to the Escrow Agent in the form attached hereto as Exhibit A, directing the Escrow Agent to disburse to Buyer, the entire amount of the Escrow Fund (and any accumulated earnings thereon). The Seller Parties hereby irrevocably waive any claim they may have with respect to the Escrow Fund (or any accumulated earnings thereon);

4.2 Amendment to Offer Letter. Concurrently with the execution of this Amendment, Jigar Thakkar and Buyer shall execute and deliver counterparts of an Amendment to Offer Letter in the form attached hereto as Exhibit B.

4.3 Bill of Sale. Concurrently with the execution of this Amendment, Seller and Buyer shall execute and deliver counterparts of a Bill of Sale in the form attached hereto as Exhibit C conveying the Accounts Receivable listed in Section 3.1(a) of this Amendment to Buyer, free and clear of all liens or other encumbrances.

4.4 Amendment to Severance Benefits Letter. Concurrently with the execution of this Amendment, Jigar Thakkar and Buyer shall execute and deliver counterparts of an Amendment to Severance Benefits Letter in the form attached hereto as Exhibit D.

ARTICLE V: COVENANTS

5.1 Incentive Shares. Buyer hereby agrees and covenants that it shall reserve 25,000 shares of its common stock for use as sales incentive grants to employees of the Analytics Group, subject to the terms and conditions of the sales incentives established by Buyer for the Analytics Group.

5.2 Further Amendments. In the event that the Purchased Assets generate Post-Closing revenue during fiscal years 2015 and 2016 in an amount consistent with Buyer’s pre-Closing financial projections for the Business (which projections include projected revenue and profitability from the Key Customer), Buyer agrees that it shall negotiate future amendments to the Existing APA or to that certain Offer Letter, dated February 27, 2015, between Buyer and/or Jigar Thakkar in good faith with the Seller Parties to provide the Seller Parties with additional consideration.

ARTICLE VI: RELEASE BY BUYER

6.1 Buyer, for itself, and each of its successors and assigns, and its and their respective present and former officers, directors, employees, attorneys, agents, and other representatives, and any Person claiming by or through any of the foregoing, (the “Releasing Parties”), do hereby remise, release, acquit, waive and forever discharge the Seller Parties and each of their respective direct and indirect past, present and future shareholders, directors, agents, employees, officers, representatives, heirs, executors, administrators, attorneys, and the respective successors and assigns, thereof, including without limitation Seller, Bhumika Thakkar 2012 Irrevocable Trust Number One, Bhumika Thakkar 2012 Irrevocable Trust Number Two, Jigar Thakkar and Bhumika Thakkar and their heirs, assigns, successors, beneficiaries and trustees (the “Released Parties”), of, from and against any and all claims, covenants, contracts, fees, demands, debts, obligations, costs, liabilities, promises, remedies, duties, agreements (including without limitation the Existing APA and the TSA), warranties, representations, indemnification obligations, claims or rights, damages of all type, including consequential damages, rights and rights of action, actions and causes of action, whatsoever, of every kind or nature, whether in law or in equity, or whether in tort (including, without limitation, negligent misrepresentation, failure to disclose or similar statutory claims in connection with or relating to Key Customer Contracts) or in contract, pursuant to statute or law, actual or contingent, suspected or unsuspected, claimed or unclaimed, liquidated or unliquidated, accrued or unaccrued, contingent or vested, known or unknown, that any or all of the Releasing Parties now have, ever had or may have in the future against any or all of the Released Parties, arising from the beginning of time through and including the Amendment Effective Date (the “Released Claims”); provided, however, that Released Claims shall not include any claims for (a) fraud or intentional misrepresentation with respect to matters other than termination of a Key Customer Contract; (b) any alleged breaches or alleged failure of any Seller Party to comply with any covenants or obligations under Sections 8.1, 8.2 and 8.3 of the Existing APA; (c) claims related to Section 4.4 of the Existing APA (Net Working Capital Adjustment); (d) any Taxes imposed upon one or more of the Seller Parties or the pre-closing operation of the Business, except to the extent such Taxes are included in the Net Working Capital; or (e) any action or failure to act, in whole or in part, on or prior to the Closing Date, with respect to any Benefit Plan maintained by the Seller that is a group health plan, to the extent the Buyer assumes the sponsorship of, and/or any insurance policies funding, such Employee Benefit Plan. Except as set forth in Sections 6.1(a) through (e), this is a full and general release of any and all claims by the Releasing Parties against the Released Parties.

6.2 For the avoidance of doubt, Buyer acknowledges that (a) termination of any Key Customer Contract (and any contract related thereto) was not the result of and does not constitute fraud or intentional misrepresentation on the part of any Seller Party, and (b) the loss of any current customer contract related to the Business does not in and of itself constitute fraud or intentional misrepresentation by a Seller Party.

6.3 Buyer acknowledges and agrees that except for claims related to (a) fraud or intentional misrepresentation and (b) any alleged breaches or alleged failure of any Seller Party to comply with Section 8.1, Section 8.2 or Section 8.3 of the Existing APA, the Released Parties shall have no liability with respect to any claims by Buyer for the claims referenced in Sections 6.1(a) through (e) until the total of all Damages with respect to such claims exceeds an amount equal to Five Million Five Hundred Thousand Dollars ($5,500,000).

6.4 Each of the Releasing Parties further agrees and covenants that it, she and/or he will not (a) assert, institute or tender any claim, controversy, demand, suit or action against any of the Released Parties with respect to any Released Claim, the terms of this Amendment being a complete and express waiver and release of any such claim and acting as a complete bar and defense to same; (b) join, assist, aid or act in concert in any manner whatsoever with any other Person in the making or assertion of any Released Claim or demand or in the bringing of any proceeding or action in any manner whatsoever against the Released Parties, in relation to any of the Released Claims; or (c) make or assert any Released Claim or to take any proceedings in respect of the causes, matters, things and Released Claims hereby released against any other Person who might claim contribution, indemnity or declaratory or other relief from the Released Parties.

6.5 Each of the Releasing Parties represents and warrants that it, she and/or he has not assigned, conveyed or otherwise transferred to any Person any Released Claim or any rights in or to any Released Claim.

6.6 The parties acknowledge and agree that in the event any claim is brought by either party for claims arising out of the Existing APA or for alleged breaches of this Amendment, the prevailing party shall be entitled to recoup its reasonable attorneys’ fees and other professionals’ fees and all costs of litigation incurred by such party.

6.7 Buyer represents and warrants that it is fully authorized by each of the Releasing Parties to grant the releases herein and otherwise enter into this Article VI.

ARTICLE VII: MISCELLANEOUS PROVISIONS

7.1 Acknowledgement Regarding Cause. Buyer hereby acknowledges and agrees that any failure by Jigar Thakkar to (a) prevent the loss of the Key Customer, (b) replace the revenue associated with any Key Customer Contract, and (c) prevent the future loss of a current customer contract, shall not constitute “Cause” as such term is defined in (i) that certain Management Retention Agreement, dated as of February 27, 2015, between Buyer and Jigar Thakkar, and (ii) that certain Severance Benefits Letter, dated February 27, 2015, between Buyer and Jigar Thakkar.

7.2 The Parties agree that Section 3(b)(iii) of the Management Retention Agreement, dated February 27, 2015, shall be deleted in its entirety and replaced with the following:

“Equity Compensation Accelerated Vesting. One hundred percent (100%) of Executive’s outstanding equity awards (including, but not limited to, stock options and restricted stock grants, and the restricted stock constituting the Grant and the Additional Grant referenced in that certain Offer Letter dated February 27, 2015, as amended May 5, 2015, from Company to Executive) with a time-based vesting schedule (including the Converted Awards) shall immediately accelerate and become completely vested. If any restricted shares constituting a portion of the Grant or Additional Grant has not been granted prior to the Change of Control, then such restricted shares shall be granted immediately prior to the Change of Control and shall vest in accordance with the immediately preceding sentence.”

7.3 Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them by the Existing APA, provided, however, that all references therein to the “Agreement,” “herein,” “hereof” or using similar terms shall be deemed to refer to the Existing APA as amended by this Amendment, and “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

7.4 Effect. Except as specifically provided herein, this Amendment shall not in any way affect or impair the terms, conditions and other provisions of the Existing APA, the Ancillary Agreements, or any of the documents contemplated therein, or the obligations of the Parties thereunder, and all terms, conditions and other provisions of the foregoing shall remain in full force and effect except to the extent specifically amended, modified or waived pursuant to this Amendment.

7.5 Governing Law. This Amendment will be governed by and construed under the Laws of the State of Illinois without regard to conflict-of-law principles that would require the application of any other law.

7.6 Execution. This Amendment may be executed in multiple counterparts (including by means of electronically transmitted signature pages), all of which taken together shall constitute one and the same Amendment. This Amendment, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a pdf, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

[SIGNATURE PAGE ATTACHED]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

BUYER:		SELLER PARTIES:

PCTEL, Inc.		Nexgen Wireless, Inc.

By:	/s/ Martin H. Singer	By:	/s/ Jigar Thakkar
Name:	Martin H. Singer	Name:	Jigar Thakkar
Title:	Chairman and CEO	Title:	President and CEO

By:	/s/ David Neumann	Bhumika Thakkar 2012 Irrevocable Trust
Name:	David Neumann	Number One
Title:	Senior Vice President
		By:	/s/ Jigar Thakkar
		Name:	Jigar Thakkar
		Title:	Trustee

Bhumika Thakkar 2012 Irrevocable Trust
Number Two

		By:	/s/ Jigar Thakkar
		Name:	Jigar Thakkar
		Title:	Trustee

/s/ Jigar Thakkar
Jigar Thakkar

/s/Bhumika Thakkar
Bhumika Thakkar

IN WITNESS WHEREOF, Buyer and Seller have executed and delivered this Bill of Sale as of the date first written above.

PCTEL, INC.		NEXGEN WIRELESS, INC.

By:	/s/ Martin H. Singer	By:	/s/ Jigar Thakkar
Name:	Martin H. Singer	Name:	Jigar Thakkar
Title:	Chairman and CEO	Title:	President and CEO